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                                   EXHIBIT 11
                            CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                       Computation of Earnings Per Share

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
                                     Three Months Ended June 30,        Six Months Ended June 30,
                                       2002             2001             2002             2001
                                    -----------      -----------      -----------      -----------
Computation of share
totals used in
computing earnings
per share:

Weighted average number
 of shares outstanding               18,734,756       18,848,149       18,746,997       18,852,698

Basic average shares
 a-outstanding                       18,734,756       18,848,149       18,746,997       18,852,698

Incremental shares
 arising from out-
 standing stock
 options                                 39,836           41,216           43,138           42,579
                                    -----------      -----------      -----------      -----------
 b-Totals                            18,774,592       18,889,365       18,790,135       18,895,277
                                    ===========      ===========      ===========      ===========
 c-Net Income                       $ 2,773,196      $ 3,754,576      $ 5,562,928      $ 5,104,089
                                    ===========      ===========      ===========      ===========

Net Income Per Share
 Basic - c/a                        $      0.15      $      0.20      $      0.30      $      0.27
                                    ===========      ===========      ===========      ===========

Net Income Per Share
assuming full dilution c/b          $      0.15      $      0.20      $      0.30      $      0.27
                                    ===========      ===========      ===========      ===========
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